UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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GRANITE CONSTRUCTION INCORPORATED

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The following memo was mailed to shareholders of the Registrant beginning April 19, 2004. The memo may be deemed “soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

Memorandum

To:	All Granite Shareholder Employees

Form:	Bill Dorey

Date:	April 19, 2004

Subject:	Proxy Proposal: Urge to Vote “No”

Within the next few weeks, shareholders of Granite Construction Incorporated will be receiving proxies which allow shareholders to vote for Board Members, to ratify our auditors, and to vote on other shareholder matters. I would like to draw your attention to one of those other shareholder matters that will be included in this year’s proxy.

A relatively small institutional investor is challenging the Company and its Board to require that, in the future, an independent director who has not served as CEO of Granite shall serve as our Chairman of the Board. The effect of this proposal would be that the CEO and the Chairman of the Board could never be the same person.

If passed, our Board would not have the option to ever re-combine the positions of CEO and Chairman, even though, in the Board’s judgment, it might be in Granite’s and its shareholders’ best interests to do so. Most importantly, because Dave Watts has held the position of CEO, he would no longer be able to serve as the Chairman of the Board for Granite Construction Incorporated.

I believe this shareholder proposal is ill-conceived. Forcing Dave Watts to step down as our Chairman would be bad for Granite and I am urging all Granite shareholders to vote “no” on this proposal.

One of the strengths of our Company has been the consistent succession of our leadership. Dave’s insight, familiarity and experience are needed at Granite and I am hopeful that you will join me in defeating this proposal.

WGD/sk

From the desk of...

William G. Dorey President Chief Executive Officer P.O. Box 50085 Watsonville, CA 95077 (831) 761-4706 Fax: (831) 761-4712